CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Connect Interactive, Inc.:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated August 26, 2014 relating to our audits of the balance sheet of Connect Interactive, Inc. (the “Company”) as of June 30, 2014, and the related statement of operations, changes in stockholders’ deficit, and cash flow for the period from February 28, 2014 (Inception) to June 30, 2014. Our report dated August 26, 2014, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

August 26, 2014